EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports Second Quarter 2020 Results
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended June 30, 2020 of $15 million, or $0.11 per diluted share, on net sales of $1,709 million. Net income in the second quarter of 2020 decreased by $104 million compared to second quarter 2019 net income of $119 million, or $0.92 per share, on net sales of $2,144 million. Income from operations of $36 million for the second quarter of 2020 decreased by $158 million from income from operations of $194 million for the second quarter of 2019. The decreases in net income and operating income were primarily due to the global economic impact from COVID-19 and the significant drop in oil prices, which reduced North American ethylene industry feedstock competitiveness. Reduced demand as a result of the pandemic and lower oil prices led to lower global sales prices for our major products and lower sales volumes for caustic soda and downstream vinyls products. Partially offsetting the lower prices and volumes were lower ethane feedstock and fuel costs, reduced operating and selling, general and administrative expenses as well as lower costs associated with planned turnarounds. Net income was further impacted by higher interest expense due to higher average borrowings during the period while benefitting from a lower effective tax rate.
Second quarter 2020 net income of $15 million, or $0.11 per diluted share, decreased by $130 million from first quarter 2020 net income of $145 million, or $1.13 per share. Income from operations of $36 million for the second quarter of 2020 decreased by $100 million from income from operations of $136 million for the first quarter of 2020. The decreases in net income and income from operations versus the prior quarter were primarily due to lower production and sales volumes for caustic soda and PVC resin and lower sales prices and margins for polyethylene and PVC resin, in each case resulting from the impacts of COVID-19 and reduced global demand. The impacts to operating income were partially offset by higher sales prices for caustic soda and lower fuel and operating costs. Net income was further impacted by higher interest expense while benefitting from a lower effective tax rate when compared to the previous quarter. The first quarter of 2020 benefited from a $62 million net loss carryback as permitted under the Coronavirus Aid, Relief and Economic Security ("CARES") Act enacted in March 2020.
For the first six months of 2020, net income of $160 million, or $1.24 per share, decreased by $31 million from the first six months of 2019 net income of $191 million, or $1.47 per share. Income from operations of $172 million for the first six months of 2020 decreased by $156 million from income from operations of $328 million for the first six months of 2019. The decreases in net income and income from operations were primarily due to lower global sales prices for our major products and lower sales volumes for caustic soda stemming from the impacts of COVID-19 and lower oil prices. The first six months of 2020 benefited from lower feedstock and fuel costs, reduced operating and selling, general and administrative expenses, as well as lower costs associated with planned turnarounds, restructuring, transaction and integration-related activity as compared to the prior-year period. Net income further benefited from a lower effective tax rate and a carryback of federal net operating losses of $68 million, or $0.53 per diluted share, resulting from the CARES Act.
"The second quarter of 2020 was challenging as we navigated the global COVID-19 pandemic, which significantly reduced global demand for our products, as well as a sharp decline in global oil prices," said Albert Chao, President and Chief Executive Officer. "Westlake's foundational principle is a commitment to safety. Our first priority has been to ensure the health and safety of our employees around the world while delivering essential products that serve a number of critical industries including food services, packaging and healthcare. Although this pandemic is creating near-term turbulence, our long-term fundamentals remain strong. We are confident that Westlake is well positioned to continue to serve the needs of our customers while managing working capital, lowering our operating costs and reducing capital expenditures. The prudent management of our business through this pandemic, combined with the strong fundamentals of our business, will allow us to deliver long-term value to our shareholders."
Net cash provided by operating activities was $448 million for the second quarter of 2020 and $509 million for the first six months of 2020. As of June 30, 2020, cash and cash equivalents were $1,109 million and long-term debt was $3,745 million. Capital expenditures were $127 million and $291 million for the second quarter and first six months of 2020, respectively.

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EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $236 million for the second quarter of 2020 decreased by $136 million compared to second quarter 2019 EBITDA of $372 million. Second quarter 2020 EBITDA decreased by $101 million compared to first quarter 2020 EBITDA of $337 million. For the first six months of 2020, EBITDA of $573 million was $113 million lower than EBITDA for the first six months of 2019 of $686 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
On June 12, 2020, Westlake issued $300 million of its senior unsecured notes due 2030 (the "Notes") under its existing shelf registration statement. The Notes will bear interest at a rate of 3.375% per annum and are scheduled to mature on June 15, 2030. Westlake intends to use a portion of the net proceeds of the Notes to fund the purchase in lieu of redemption of three series of tax-exempt revenue bonds issued by the Louisiana Local Government Environmental Facilities and Community Development Authority on behalf of Westlake with an aggregate principal amount of $254 million. The initial tranche of $100 million was redeemed on August 1, 2020 and the balance is intended to be redeemed in November of this year. Westlake intends to use the remaining net proceeds for general corporate purposes.
OLEFINS SEGMENT
Second quarter 2020 income from operations for the Olefins segment of $25 million decreased by $57 million from second quarter 2019 income from operations of $82 million. This decrease in income from operations versus the prior-year period was primarily due to lower sales prices for polyethylene resulting from the impact of COVID-19 and the drop in global oil prices, which were partially offset by higher polyethylene sales volumes and lower feedstock and fuel costs.
Olefins income from operations of $25 million in the second quarter of 2020 decreased by $37 million from first quarter 2020 income from operations of $62 million. This decrease in income from operations versus the prior quarter was primarily due to lower sales prices for polyethylene and higher feedstock costs, partially offset by increased polyethylene sales volumes and lower fuel costs.
For the first six months of 2020, Olefins income from operations of $87 million decreased by $32 million from income from operations of $119 million for the first six months of 2019. This decrease in income from operations was primarily due to lower sales prices for our major products, partially offset by higher polyethylene sales volumes and lower feedstock and fuel costs.
VINYLS SEGMENT
Second quarter 2020 income from operations for the Vinyls segment of $20 million decreased by $109 million from second quarter 2019 income from operations of $129 million. This decrease in income from operations versus the prior-year period was primarily due to the continued impact of COVID-19 and a sharp drop in global oil prices, which led to lower global sales prices for our major products and lower sales volumes for caustic soda and downstream vinyl products. The decrease was partially offset by lower ethane feedstock and fuel costs, reduced operating costs and lower costs associated with planned turnarounds.
Vinyls income from operations for the second quarter of 2020 of $20 million decreased by $53 million from first quarter 2020 income from operations of $73 million, primarily due to lower sales volumes for caustic soda, lower global sales prices for PVC resin, and higher ethane feedstock costs, partially offset by lower operating and fuel costs.
For the first six months of 2020, Vinyls income from operations of $93 million decreased by $137 million from income from operations of $230 million for the first six months of 2019. This decrease in income from operations was primarily due to lower sales prices for our major products and lower sales volumes of caustic soda. The impact to operating income was partially offset by lower ethane feedstock and fuel costs, reduced operating costs and lower costs associated with planned turnarounds, as well as the contribution from our ethylene joint venture with Lotte Chemical.

The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding actions to manage working capital, lower operating costs and reduce capital expenditures and delivering long-term value to shareholders, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. Westlake produces: ethylene; polyethylene; propylene; styrene; chlor-alkali and derivative products; PVC suspension and specialty resins; PVC compounds; building products including pipe, fittings and specialty components, decking, roofing, siding, trim and molding, and window lineals; and PVC film. For more information, visit the company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2020 results will be held Thursday, August 6, 2020 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 514 59 68.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 13, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 514 59 68.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/he343a75 and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions of dollars, except per share data)
Net sales	$1,709	$2,144	$3,641	$4,169
Cost of sales	1,540	1,804	3,189	3,530
Gross profit	169	340	452	639
Selling, general and administrative expenses	104	117	224	233
Amortization of intangibles	27	27	54	54
Restructuring, transaction and integration-related costs	2	2	2	24
Income from operations	36	194	172	328
Interest expense	(40)	(28)	(71)	(58)
Other income, net	9	2	20	11
Income before income taxes	5	168	121	281
Provision for (benefit from) income taxes	(19)	39	(60)	70
Net income	24	129	181	211
Net income attributable to noncontrolling interests	9	10	21	20
Net income attributable to Westlake Chemical Corporation	$15	$119	$160	$191
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.11	$0.92	$1.24	$1.48
Diluted	$0.11	$0.92	$1.24	$1.47

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,109	$728
Accounts receivable, net	1,160	1,036
Inventories	845	936
Prepaid expenses and other current assets	51	42
Total current assets	3,165	2,742
Property, plant and equipment, net	6,887	6,912
Other assets, net	3,503	3,607
Total assets	$13,555	$13,261

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,109	$1,241
Long-term debt, net	3,745	3,445
Other liabilities	2,264	2,172
Total liabilities	7,118	6,858
Total Westlake Chemical Corporation stockholders' equity	5,901	5,860
Noncontrolling interests	536	543
Total equity	6,437	6,403
Total liabilities and equity	$13,555	$13,261

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019

	(In millions of dollars)
Cash flows from operating activities
Net income	$181	$211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	381	347
Deferred income taxes	96	15
Net loss on disposition and others	26	56
Other balance sheet changes	(175)	(162)
Net cash provided by operating activities	509	467
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(314)
Additions to property, plant and equipment	(291)	(411)
Additions to investments in unconsolidated subsidiaries	—	(42)
Return of investment from an equity investee	39	—
Other, net	(8)	4
Net cash used for investing activities	(260)	(763)
Cash flows from financing activities
Dividends paid	(68)	(65)
Distributions to noncontrolling interests	(29)	(30)
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	63
Net proceeds from debt issuance and drawdown of revolver	1,299	—
Proceeds from (repayment of) short-term notes payable	(14)	4
Repayment of revolver	(1,000)	—
Repurchase of common stock for treasury	(54)	(20)
Other	(3)	—
Net cash provided by (used for) financing activities	131	(48)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	380	(344)
Cash, cash equivalents and restricted cash at beginning of period	750	775
Cash, cash equivalents and restricted cash at end of period	$1,130	$431

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions of dollars)
Net external sales
Olefins	$361	$477	$788	$936
Vinyls	1,348	1,667	2,853	3,233
	$1,709	$2,144	$3,641	$4,169
Income (loss) from operations
Olefins	$25	$82	$87	$119
Vinyls	20	129	93	230
Corporate and other	(9)	(17)	(8)	(21)
	$36	$194	$172	$328
Depreciation and amortization
Olefins	$35	$36	$70	$71
Vinyls	154	138	307	272
Corporate and other	2	2	4	4
	$191	$176	$381	$347
Other income (loss), net
Olefins	$—	$1	$1	$3
Vinyls	8	2	14	6
Corporate and other	1	(1)	5	2
	$9	$2	$20	$11

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2020	2019	2020	2019

	(In millions of dollars)
Net cash provided by operating activities	$61	$448	$320	$509	$467
Changes in operating assets and liabilities and other	222	(454)	(191)	(232)	(241)
Deferred income taxes	(126)	30	—	(96)	(15)
Net income	157	24	129	181	211
Less:
Other income, net	11	9	2	20	11
Interest expense	(31)	(40)	(28)	(71)	(58)
Benefit from (provision for) income taxes	41	19	(39)	60	(70)
Income from operations	136	36	194	172	328
Add:
Depreciation and amortization	190	191	176	381	347
Other income, net	11	9	2	20	11
EBITDA	$337	$236	$372	$573	$686

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2020 vs. Second Quarter 2019		Second Quarter 2020 vs. First Quarter 2020
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-25.1%	+0.7%	-15.3%	-0.2%
Vinyls	-11.7%	-7.5%	-6.2%	-4.3%
Company	-14.7%	-5.6%	-8.2%	-3.4%
Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Average domestic prices
Ethane (cents/lb) (2)	7.1	5.8	6.3	4.7	6.4
Propane (cents/lb) (3)	12.8	10.3	11.8	8.8	9.6
Ethylene (cents/lb) (4)	13.7	20.7	22.8	15.8	11.0
Polyethylene (cents/lb) (5)	63.0	59.0	54.0	52.3	49.0
Styrene (cents/lb) (6)	80.8	79.9	77.1	62.3	48.3
Caustic soda ($/short ton) (7)	697	692	662	648	698
Chlorine ($/short ton) (8)	175	175	175	176	175
PVC (cents/lb) (9)	68.2	68.8	67.8	71.8	66.5

Average export prices
Polyethylene (cents/lb) (10)	42.8	39.7	37.7	38.9	36.3
Caustic soda ($/short ton) (11)	283	275	219	203	319
PVC (cents/lb) (12)	35.0	35.1	33.6	36.9	27.5
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(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)	Average North American contract prices of chlorine over the period.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.